Exhibit 99.1

For Immediate Release

RABOBANK COMPLETES ACQUISITION OF MID-STATE BANK & TRUST

Transaction Creates $8.1 Billion California Community Bank

May 1, 2007 — NEW YORK, NY and ROSEVILLE, CA — Rabobank, the financial services leader specializing in community banking and agricultural finance, today announced that it has completed the $857 million acquisition of Mid-State Bancshares (NASDAQ: MDST), the holding company for Mid-State Bank & Trust.

The acquisition merges Mid-State Bank & Trust with Rabobank, N.A., the California community bank, creating a $8.1 billion bank with approximately 1,700 employees, 81 branches and 13 financial service centers spanning nearly 700 miles of California, from the Imperial Valley up through Coachella and the Central Valley, along the Central Coast, to the Sacramento metropolitan area. The transaction is a further step in Rabobank’s strategy to expand its banking platform in California and key agricultural communities across the U.S., and gives Rabobank an extensive presence in another important region of California, following its 2006 acquisition of Salinas-based Community Bank of Central California.

All of Mid-State’s 41 retail branches and 7 commercial loan offices will remain open for business, staffed by familiar and trusted local employees. The Mid-State franchise will be integrated into the Rabobank organization immediately but will continue to operate under the Mid-State Bank & Trust name until the Fall, when it will be renamed “Rabobank.”

Mid-State Bank & Trust Chief Executive Officer James W. Lokey will become President of Rabobank, N.A. alongside current Rabobank, N.A. President Rick Arredondo, both of whom will serve as co-Presidents under the leadership of Ronald Blok, Chief Executive Officer of Rabobank, N.A. Mr. Lokey and Mid-State Bancshares Chairman Carrol Pruett, who helped found Mid-State Bank in 1961, will join the board of directors of Rabobank, N.A.

“The cultural values and organizational features that brought Rabobank and Mid-State together — a shared commitment to service excellence and to relationship-driven banking, along with a focus on serving the needs of the local community and businesses — are the same attributes that will make this partnership so successful,” said Rabobank, N.A. Chief Executive Officer Ronald Blok. “As a community bank, we understand the importance of having local bankers make local decisions that benefit local customers — and we’re pleased that Mid-State’s bankers will continue to serve Central Coast customers in the same way, from the same locations, as they always have. We’re equally pleased to be able to bring to the local market the competitive pricing and higher lending limits that a worldwide banking leader like Rabobank can provide, while leveraging the resources of Rabobank to continue and extend Mid-State’s 45-year legacy of community support and involvement.”

Rabobank follows a regionalized business model in its California banking business, approaching the state as several individual regions based on geography and market characteristics rather than as a single homogeneous market. Through this regional strategy, Rabobank fulfills its mission of being a true community bank in each of its different markets: responsive to the needs of local customers, tailored in its community outreach, and highly agile with regard to local business and marketing initiatives. The Mid-State franchise will continue to operate as a local bank within the Rabobank, N.A. organization following the acquisition, with significant autonomy in terms of branch management, business development, lending decisions, human resources, community outreach, marketing, and other key functions.

“I am very pleased that Mid-State customers and employees have found such a good home in Rabobank, and equally sure that the Mid-State/Rabobank partnership will be beneficial for the Central Coast community,” said Carrol Pruett, Chairman of the Board of Mid-State Bancshares. “Rabobank shares the Mid-State commitment to volunteering and supporting local organizations, so I am confident that the combined bank will not only be a stronger financial partner to our customers, it will also continue to be Partners in Your Community.”

“We are delighted to welcome Mid-State customers and employees to the Rabobank family,” said Cor Broekhuyse, Chairman of the Board of Rabobank, N.A. and General Manager of Rabobank International in the Americas. “We look forward to leveraging Rabobank’s tremendous resources, financial strength and international banking network to provide an even broader array of competitive products, services and financial solutions to businesses, organizations, agricultural operators and residents of the Central Coast. Rabobank has over a century of experience in providing world class banking services for non-metropolitan communities, and we look forward to extending that legacy of service to our new clients in the Central Coast.”

As of yesterday, April 30, 2007, all trading in Mid-State Bancshares common stock was terminated. Shareholders of Mid-State Bancshares will receive $37.00 per share in cash. The acquisition was approved at a special meeting of Mid-State Bancshares’ shareholders on April 25th, and has received all necessary regulatory approvals.

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Media Contacts
Rabobank-Americas:	Lynne Burns 212/365-4303	Lynne.Burns@rabobank.com
Rabobank Group:	Raymond Salet (+31) 30/21 62832	R.Salet@rn.rabobank.nl
Mid-State Bank & Trust:	Leslie Stone 805/473-6849	LStone@midstatebank.com
Mid-State Bank & Trust:	Andy Frokjer 805/473-6885	AFrokjer@midstatebank.com

Rabobank Group is a financial services leader providing retail and institutional banking and agricultural finance solutions in key markets around the world. From its century-old roots as a finance cooperative founded by Dutch farmers, Rabobank has grown into one of the 25 largest banks worldwide with approximately US$730 billion in assets and operations in over 35 countries. Rabobank is one of the few private banks in the world with the highest possible credit rating from both Standard & Poor’s (AAA) and Moody’s Investor Service (Aaa), and is ranked as the world’s third safest bank by Global Finance magazine.

In California, Rabobank offers full retail and commercial banking services through Rabobank, N.A., a community-oriented bank serving local businesses, individuals, organizations, agricultural customers, commercial real estate investors and developers, and communities from 81 locations extending nearly 700 miles from the California border with Mexico up to the Sacramento area and throughout the Central Coast. Visit www.RabobankAmerica.com

Forward Looking Statements: Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act including, but not limited to, statements that are predictions of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described herein or from past results: the inability to meet conditions imposed by regulatory approvals and consents; other economic, business, competitive and/or regulatory factors affecting Mid- State Bancshares’s and Rabobank’s businesses generally; and the risk of future catastrophic events including possible future terrorist related incidents. Neither Mid-State Bancshares nor Rabobank undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.